                                                                     EXHIBIT 4.3

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, UNLESS ANY SUCH TRANSACTION IS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT IS AVAILABLE, AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO SUCH EFFECT, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY.

                            CPI AEROSTRUCTURES, INC.

                   PLACEMENT AGENT'S WARRANT TO PURCHASE UNITS


        1. Securities Subject to Placement Agent's Warrant to Purchase Units. Subject to the terms and conditions hereinafter set forth, (1) (the "Holder"), is entitled to purchase from CPI Aerostructures, Inc., a New York corporation (the "Company"), at any time and from time to time during the period from June 17, 1996 (the "Commencement Date") until 5:00 p.m., Miami, Florida Time, on June 16, 2001 (the "Expiration Date"), at which time this Placement Agent's Warrant to Purchase Units (the "Warrant") shall expire and become void, an aggregate of
(2) unit (the "Units"), each Unit consisting of 25,000 shares (the "Unit Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), and common stock purchase warrants (the "Underlying Warrants") to purchase an aggregate of 12,500 shares of Common Stock (the "Warrant Shares"), which number of Unit Shares and Warrant Shares is subject to adjustment from time to time, as described below, upon payment therefor of the exercise price of $25,000 per Unit in lawful funds of the United States of America, such amounts (the "Basic Unit Exercise Price") being subject to adjustment in the circumstances set forth hereinbelow. This applicable Basic Unit Exercise Price, until such adjustment is made and thereafter as adjusted from time to time, is called the "Unit Exercise Price." This Warrant is one of a series of Placement Agent's Warrants to Purchase Units dated June 17, 1996. The terms and conditions of the Placement Agent's Warrants to Purchase Units shall be identical in all material respects except that the number of Units to which the holder is entitled to purchase may differ. The Underlying Warrants shall entitle the holder to purchase an aggregate of 12,500 Warrant Shares at $2.00 per share and shall be in substantially the form of Exhibit A attached hereto.

        2. Exercise of Warrant. This Warrant may be exercised in whole or in part at any time from and after the Commencement Date and on or before the Expiration Date, provided however, if such Expiration Date is a day on which Federal or State chartered banking institutions located in the State of Florida are authorized by law to close, then the Expiration Date shall be deemed to be the next succeeding day which shall not be such a day, by presentation and surrender to the Company at its principal office, or at the office of any transfer agent for the Warrants ("Transfer Agent"), designated by the Company, of this Warrant accompanied by the form of election to purchase on the last page hereof signed by the Holder and upon payment of the Unit Exercise Price for the Units purchased thereby, by cashier's check or by wire transfer of immediately available funds. If this Warrant is exercised in part only, the Company or Transfer Agent shall, promptly after presentation of this Warrant upon such exercise, execute and deliver a new Warrant, dated the date hereof, evidencing the rights of the Holder to purchase the balance of the Units purchasable hereunder upon the same terms and conditions herein set forth. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Units or other securities issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Unit Shares and Underlying Warrants issuable upon such exercise, together with cash in lieu of any fraction of a share as provided below. The Unit Shares and Underlying Warrants contained in the Units will be immediately detachable and separately transferable.

        3. Registration Rights.

        3.1 If, at any time prior to the Expiration Date, the Holders of a majority of the Warrants, Unit Shares and Warrant Shares (collectively, the "Securities") shall give notice to the Company requesting that the Company file with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") relating to the Unit Shares and Warrant Shares (collectively, the "Shares"), the Company shall promptly give written notice of such proposed Registration Statement to the Holders of such Securities, and to any subsequent permissible transferee of any of the Securities (at the address of such persons appearing on the books of the Company or its transfer agent) which notice shall offer to include the Shares in the requested Registration Statement. The Company shall, as expeditiously as possible, file and use its best efforts to cause to become effective under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement covering such of the Shares as the Company has been requested to register for disposition by the Holders thereof, to the extent required to permit the public sale or other public disposition thereof by the Holders. The Company shall cause the Registration Statement to remain effective until such date as all of the Shares have been sold or the Warrants expire (the "Effective Period"). The Holders shall have the right to demand registration of the Shares as described above on at least two separate occasions.

        3.2 In addition, if at any time during the five (5) years after the Commencement Date, the Company shall prepare and file one or more registration statements under the Securities Act, with respect to a public offering of equity or debt securities of the Company, or of any such securities of the Company held by its security holders, the Company will include in any such registration statement such information as is required, and such number of Shares held by the Holders thereof or their respective designees or transferees as may be requested by them, to permit a public offering of the Shares so requested; provided, however, that if, in the written opinion of the Company's managing underwriter, if any, for such offering, the inclusion of the Shares requested to be registered, when added to the securities being registered by the Company or the selling security holder(s), would exceed the maximum amount of the Company's securities that can be marketed without otherwise materially and adversely affecting the entire offering, then the Company may exclude from such offering that portion of the Shares requested to be so registered, so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affecting the entire offering, provided that the Company shall be required to include in the offering and in the following order: first, the pro rata number of securities requested by the Holder along with all other holders of securities requesting registration pursuant to registration rights which were granted on or prior to the date hereof and are described in the Company's confidential Private Placement Memorandum, dated May 10, 1996; and, second, the pro rata number of securities requested by all other holders of securities requesting registration pursuant to other registration rights. The Company shall bear all fees and expenses incurred by it in connection with the preparation and filing of such registration statement. In the event of such a proposed registration, the Company shall furnish the then Holders with not less than thirty (30) days' written notice prior to the proposed date of filing of such registration statement. The Company shall use its best efforts to ensure that such registration statement is declared effective and remains effective until such time as all of the Shares have been registered or may be sold without registration under the Securities Act or applicable state securities laws and regulations, and without limitation as to volume, pursuant to Rule 144 of the Securities Act. The holders of Shares shall exercise the rights provided for in this Subsection 3.2 by giving written notice to the Company, within twenty (20) days of receipt of the Company's notice of its intention to file a registration statement.

        3.3 The Company shall bear all expenses, incurred in the preparation and filing of such registration statements or post-effective amendment (and related state registrations, to the extent permitted by applicable law) and the furnishing of copies of the preliminary and final prospectus thereof to the Holder, other than expenses of the Holder's counsel, and other than sales commissions incurred by the then holders with respect to the sale of such securities. Notwithstanding anything contained herein to the contrary, with respect to demand registration rights described in Subsection 3.2 above (the "Demand Registration Rights"), the Company shall only be obligated to bear all of such expenses with respect to the first Demand Registration Right requested by a majority of the then holders of the Shares, provided that with respect to any second Demand Registration Right, the expenses shall be borne by the holders of the Shares included thereunder on a pro-rata basis.

        3.4 Any demand registration rights with respect to the securities issued upon exercise of the Placement Agent's Warrants and upon exercise of the Common Stock Purchase Warrants issued to Barber & Bronson Incorporated pursuant to the Financial Consulting Agreement dated April 3, 1996 (collectively, the "Consultant Warrant Securities") will be deemed to include the Shares, and to the extent said demand registration rights are exercised, the demand registration rights provided under this Section 3 shall also be deemed exercised. In addition, any demand registration rights with respect to the Shares will be deemed to include the Consultant Warrant Securities and to the extent said demand registration rights under this Section 3 shall be exercised, the demand registration rights provided for in this Warrant shall also be deemed exercised.

        4. Reservation of Common Stock. The Company covenants that, during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Shares upon the exercise of this Warrant and the Underlying Warrants. This Company agrees that its issuance of this

Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon the exercise of this Warrant and the Underlying Warrants.

        5. No Shareholder Rights. This Warrant, as such, shall not entitle the Holder to any rights of a shareholder of the Company, until the Holder has exercised this Warrant in accordance with Section 2 hereof.

        6. Adjustment of Exercise Price and Number of Shares.

        6.1 The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time, and the Company agrees to provide notice upon the happening of certain events, as follows:

                  a. If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares of Common Stock, the number of shares of Common Stock for which this Warrant and the Underlying Warrants may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the exercise price for the Underlying Warrants (the "Exercise Price") shall be adjusted so that the aggregate amount payable for the purchase of all of the Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

                  b. If the Company declares a dividend on its Common Stock payable in shares of its Common Stock or securities convertible into shares of its Common Stock, the number of shares of Common Stock for which this Warrant and the Underlying Warrants may be exercised shall be increased as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares of Common Stock (and shares of Common Stock issuable upon conversion of all such securities convertible into shares of Common Stock) as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Shares issuable hereunder immediately after the record date for such dividend shall equal the aggregate amount so payable immediately before such record date.

                  c. If the Company effects a general distribution to holders of its Common Stock, other than as part of the Company's dissolution or liquidation or the winding up of its affairs, of any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, shares of Common Stock or securities convertible into shares of Common Stock), the Company shall give written notice to the Holder of any such general distribution at least fifteen (15) days prior to the proposed record date in order to permit the Holder to exercise this Warrant and the Underlying Warrants on or before the record date. There shall be no adjustment in the number of shares of Common Stock for which this Warrant and the Underlying Warrants may be exercised, or in the Exercise Price, by virtue of any such general distribution, except as otherwise provided herein.

                  d. If the Company offers rights or warrants (other than the Warrant and the Underlying Warrants) to all holders of its Common Stock which entitle them to subscribe to or purchase additional shares of Common Stock or securities convertible into shares of Common Stock, the Company shall give written notice of any such proposed offering to the Holder at least fifteen (15) days prior to the proposed record date in order to permit the Holder to exercise this Warrant and the Underlying Warrants on or before such record date.

                  e. In the event an adjustment in the Exercise Price or the number of Shares issuable hereunder is made under subsection a. or b. above, and such an event does not occur, then any adjustments in the Exercise Price or number of Shares issuable upon exercise of this Warrant and the Underlying Warrants that were made in accordance with such subsection a. or b. shall be re-adjusted to the Exercise Price and number of Shares as were in effect immediately prior to the record date for such an event.

                  f. If and whenever the Company issues or sells, or in accordance with Subsection 6.1 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issuance or sale (except for the issuance or deemed issuance of securities in a transaction described in paragraph g. of this Subsection 6.1), then immediately upon such issuance or sale the Exercise Price will be reduced to an Exercise Price determined by multiplying the Exercise Price in effect immediately prior to the issuance or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding prior to the issuance or sale plus (ii) the number of Shares issuable hereunder that the maximum aggregate amount of consideration receivable by the Company upon such issuance or sale would purchase at the Exercise Price in effect immediately prior to the issuance or sale, and the denominator of which shall be the number of shares of Common Stock deemed outstanding, as hereinafter determined, immediately after such issuance or sale.

                  g. The following securities or transactions shall be excluded from the operation of paragraph f. of this Subsection 6.1:

                           (i) The existence and any exercise of any option,
convertible promissory note, warrant, or other right to purchase Common Stock that is outstanding on the date hereof; and

                           (ii) Any grant or exercise of options for Common
Stock granted under the Company's stock option plans, in existence as of the date hereof, provided said grant or exercise is not effectuated as a result of any amendment to such plans subsequent to the date hereof, with an exercise price equal to at least the fair market value of the shares of Common Stock on the date of grant.

                  h. If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Rights" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Rights or upon conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting of such Rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such Rights or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Rights will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this Section, the "price per share for which Common Stock is issuable upon exercise of such Rights or upon conversion or exchange of such Convertible Securities" will be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Rights, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Rights, plus, in the case of Rights that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock then issuable upon the exercise of such Rights or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of such Rights. Except as otherwise provided in Subsections j. and k. below, no adjustment of the Exercise Price will be made when Convertible Securities are actually issued upon the exercise of such Rights or when Common Stock is actually issued upon the exercise of such Rights or the conversion or exchange of such Convertible Securities.

                  i. If the Company in any manner issues or sells any Convertible Securities, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Exercise Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock then issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company for such price per share, as determined below. For the purposes of this Section, the "price per share for which Common Stock is issuable upon such conversion or exchange" will be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock then issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Subsections
j. and k. below, no adjustment of the Exercise Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Convertible Securities for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this
Section 6, no further adjustment of the Exercise Price will be made by reason of such issuance or sale.

                  j. If the purchase price provided for in any Rights, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than under or by reason of provisions that are designed to protect against dilution of the type set forth in this Section 6 and are no more favorable to the holders of such Rights or Convertible Securities than this Section 6 would have been if this Section 6 were included in such

Rights or Convertible Securities), then the Exercise Price in effect at the time of such change will be re-adjusted to the Exercise Price that would have been in effect at such time had such Rights or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold; and such adjustment of the Exercise Price will be made whether the result thereof is to increase or reduce the Exercise Price then in effect under this Warrant, provided that no such adjustment shall increase the Exercise Price above the initial Exercise Price hereof and that such adjustments shall be made by the Board of Directors of the Company, who shall promptly provide notice of the new Exercise Price to the Holder.

                  k. Upon the expiration of any Right, or the termination of any right to convert or exchange any Convertible Security, without the exercise of such Right, or the conversion of such Convertible Security, the Exercise Price then in effect hereunder will be adjusted to the Exercise Price that would have been in effect at the time of such expiration or termination had such Right or Convertible Security never been issued, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any exercise of this Warrant prior to the date such adjustment is made.

                  l. If any shares of Common Stock, Rights, or Convertible Securities are issued or sold or deemed to have been issued or sold for consideration that includes cash, then the amount of cash consideration actually received by the Company will be deemed to be the cash portion thereof. If any shares of Common Stock, Rights, or Convertible Securities are issued or sold or deemed to have been issued or sold for a consideration part or all of which is other than cash, then the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the market value thereof as of the date of receipt. If any shares of Common Stock, Rights, or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Rights, or Convertible Securities, as the case may be.

                  m. If any Right is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Right by the parties thereto, the Right will be deemed to have been issued without consideration.

                  n. The number of shares of Common Stock deemed outstanding at any given time shall include the number of shares of Common Stock outstanding, as adjusted as provided herein, but shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issuance or sale of Common Stock hereunder.

                  o. No adjustment of the Exercise Price shall be made if the amount of such adjustment would be less than one cent per Share, but in such case any adjustment that otherwise would be required to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment that, together with any adjustment or adjustments so carried forward, shall amount to not less than one cent per Share.

        6.2 In the event of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or in the event of any consolidation or merger of the Company with another entity at any time prior to the expiration of this Warrant and the Underlying Warrants, the Holder shall have the right to exercise this Warrant and the Underlying Warrants. Upon such exercise, the Holder shall have the right to receive the same kind and number of shares of capital stock and other securities, cash or other property as would have been distributed to the Holder upon such reorganization, reclassification, consolidation or merger. The Holder shall pay upon such exercise the Exercise Price that otherwise would have been payable pursuant to the terms of this Warrant and the Underlying Warrants. If any such reorganization, reclassification, consolidation or merger results in a cash distribution in excess of the then applicable Exercise Price, the Holder may, at the Holder's option, exercise this Warrant and the Underlying Warrants without making payment of the Exercise Price, and in such case the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full, and in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder. In the event of any such reorganization, merger or consolidation, the corporation formed by such consolidation or merger or the corporation which shall have acquired the assets of the Company shall execute and deliver a supplement hereto to the foregoing effect, which supplement shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in the Warrant and the Underlying Warrants.

        6.3 If the Company shall, at any time before the expiration of this Warrant and the Underlying Warrants, dissolve, liquidate or wind up its affairs, the Holder shall have the right to exercise this Warrant and the Underlying Warrants. Upon such exercise the Holder shall have the right to receive, in lieu of the shares of Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Exercise Price provided by this Warrant and the Underlying Warrants, the Holder may, at the Holder's option, exercise this Warrant and the Underlying Warrants without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder.

        6.4 Upon each adjustment of the Exercise Price pursuant to Section 6 hereof, the Holder shall thereafter (until another such adjustment) be entitled to purchase, at the adjusted Exercise Price in effect on the date this Warrant is exercised, the number of Unit Shares and Warrant Shares, calculated to the nearest number of Shares, determined by (a) multiplying the number of Shares purchasable hereunder immediately prior to the adjustment of the Exercise Price by the Exercise

Price in effect immediately prior to such adjustment, and (b) dividing the product so obtained by the adjusted Exercise Price in effect on the date of such exercise. The provisions of Section 9 shall apply, however, so that no fractional share of Common Stock or fractional Warrant shall be issued upon exercise of this Warrant and the Underlying Warrants.

        6.5 The Company may retain a firm of independent public accountants of recognized standing (who may be any such firm regularly employed by the Company) to make any computation required under this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 6.

        7. Notice to Holder. So long as this Warrant shall be outstanding (a) if the Company shall pay any dividends or make any distribution upon the Common Stock otherwise than in cash or (b) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of capital stock or securities convertible into capital stock or any similar rights or (c) if there shall be any capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be mailed by registered or certified mail to the Holder, at least thirty (30) days prior to the relevant date described below (or such shorter period as is reasonably possible if thirty (30) days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which a record of the Company's shareholders is to be taken for the purpose of any such dividend, distribution of rights, or such reorganization, recapitalization, consolidation, merger, sale, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

        8. Certificate of Adjustment. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant and the Underlying Warrants is adjusted, as herein provided, the Company shall promptly deliver to the Holder of this Warrant and the Underlying Warrants and/or a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

        9. No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

       10.        Transfer or Loss of Warrant.

       10.1 All or any part of this Warrant may be transferred to any of the shareholders, directors, officers, employees or partners of the Holder or any successor upon the delivery of this Warrant as specified in Section 2 hereof accompanied by a certificate from the Holder that each of the transferees have such status with the Holder. Except as provided in the preceding sentence, prior to any proposed transfer of the Securities, unless there is in effect a registration statement under the Securities Act, covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied by an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act, whereupon the Holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Securities transferred as above provided shall not bear such restrictive legends if in the opinion of counsel for the Company such legends are not required in order to establish compliance with any provisions of the Securities Act.

       10.2 Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonably satisfactory indemnification, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct the Transfer Agent to execute and deliver, a new Warrant of like tenor and date and any such lost, stolen or destroyed Warrant thereupon shall become void.

       11. Notices. Notices and other communications to be given to the Holder shall be deemed sufficiently given if delivered by hand, or five (5) days after mailing by registered or certified mail, postage prepaid, to the Holder at 2101 West Commercial Boulevard, Suite 1500, Fort Lauderdale, Florida 33309. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or five (5) days after mailing if mailed by registered or certified mail postage prepaid, to the Company at 200 A Executive Drive, Edgewood, New York 11717. A party may change the address to which notice shall be given by notice pursuant to this Section 11.

       12. Entire Agreement and Modification. The Company and the Holder of this Warrant hereby represent and warrant that this Warrant is intended to and does contain and embody all of the understandings and agreements, both written and oral, of the parties hereto with respect to the subject matter of this Warrant, and that there exists no oral agreement or understanding, express or implied, whereby the absolute, final and unconditional character and nature of this Warrant shall be in any way invalidated, impaired or affected. A modification or waiver of any of the terms, conditions or provisions of this Warrant shall be effective only if made in writing and executed with the same formality of this Warrant.

       13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws.

                  IN WITNESS WHEREOF, the Company has executed this Warrant as of the 17th day of June, 1996.




                                    CPI AEROSTRUCTURES, INC., a New York
                                    corporation



                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                              ELECTION TO PURCHASE


TO:      CPI Aerostructures, Inc.

         The undersigned hereby irrevocably elects to exercise Warrants represented by this Placement Agent's Purchase Warrant to Purchase Units to purchase ____________________ shares of Common Stock and Warrants to purchase ________________ shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares and Warrants be issued in the name of:



_____________________________________________________________________________
           (Please insert social security or other identifying number)


_____________________________________________________________________________
                         (Please print name and address)


Dated:  ____________________, 19__     _______________________________________
                                       (Signature must conform in all respects
                                       to name of holder as specified on the
                                       face of the Warrant)